Exhibit 10.6

Execution Copy

RESTRICTIVE COVENANTS AGREEMENT

THIS RESTRICTIVE COVENANTS AGREEMENT (the “Agreement”), dated as of January 1, 2018, is entered into by and between International Paper Company, a New York corporation (“Transferor”), and Graphic Packaging International Partners, LLC (f/k/a Gazelle Newco LLC), a Delaware limited liability company (“Issuer”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Transaction Agreement (as defined below).

WHEREAS, on October 23, 2017, Transferor, Graphic Packaging Holding Company, a Delaware corporation (“Parent”), Issuer, and Graphic Packaging International, Inc. (n/k/a Graphic Packaging International, LLC), a Delaware corporation (“GPI”), entered into a Transaction Agreement (the “Transaction Agreement”), pursuant to which on the Closing Date Transferor shall contribute, convey, assign, transfer and deliver to Issuer all of Transferor’s right, title and interest in and to the Transferred Assets, and Issuer shall assume, pay, perform, fulfill and discharge all of the Assumed Liabilities, in accordance with and subject to the terms and conditions set forth in the Transaction Agreement; and

WHEREAS, Transferor (i) has established relations and contacts with the principal customers and suppliers of the Transferred Business, which constitute valuable goodwill of the Transferred Business, and (ii) shall receive a direct economic benefit by reason of the consummation of the Transactions.

NOW, THEREFORE, to induce Parent, Issuer and GPI to consummate the Transactions and to preserve the value of the Transferred Business (in particular, the goodwill associated therewith that is being contributed to Issuer pursuant to the Transaction Agreement), and in consideration of the mutual covenants and agreements herein contained, and the consideration that Transferor is to receive in connection with the Transaction Agreement, the parties hereto do hereby agree as follows:

1. Covenant Not to Compete.

(a) During the period commencing on the Closing Date and ending on the later of the third anniversary of the Closing Date and the date that Transferor no longer owns any equity interests in Issuer (the “Restricted Period”), neither Transferor nor any of its Subsidiaries shall, directly or indirectly, either for itself or for any other Person, own or acquire any interest in, operate, manage, control, or engage in, any business or Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which directly or indirectly engages in, any portion of the Restricted Business; provided that (i) nothing set forth in this Section 1 shall prohibit Transferor or its

Subsidiaries from acquiring an Acquired Competing Business so long as after such acquisition Transferor complies with Section 1(b); and (ii) this Section 1 shall not apply to any transaction or agreement between Impala and its Affiliates, on the one hand, and Gazelle and its Affiliates, on the other hand.

(b) Acquired Competing Business.

(i) If during the Restricted Period, Transferor or any of its Subsidiaries acquires the assets or capital stock or other equity interests of any other Person engaged in a Restricted Business (an “Acquired Competing Business”), Transferor shall no later than 30 Business Days after such acquisition notify Issuer in writing of such acquisition. Such notice by Transferor to Issuer (the “Proposed Sale Notice”) shall state Transferor’s intention to sell all of the Acquired Competing Business within 12 months of its acquisition (the “Proposed Sale”), the price on a cash free, debt free basis that Transferor proposes to be paid for such Acquired Competing Business (the “Proposed Sale Price”), and the other material terms of the Proposed Sale.

(ii) At any time within 90 days after the date of the receipt by Issuer of the Proposed Sale Notice (the “Acceptance Period”), Issuer shall have the right and option (but not the obligation) to purchase all of the Acquired Competing Business covered by the Proposed Sale Notice at the Proposed Sale Price (or, if the Proposed Sale includes any consideration other than cash, then at the equivalent cash price, determined in good faith by Transferor and Issuer) and on the terms and conditions described in the Proposed Sale Notice, by delivering an irrevocable written notice (the “Acceptance Notice”) to Transferor indicating that Issuer (or designee thereof) shall purchase the Acquired Competing Business being offered in the Proposed Sale and designating a date for the closing that is within 90 days after end of the Acceptance Period (subject to any necessary extensions for regulatory or other required approvals to consummate such closing). Upon delivery of the Acceptance Notice by Issuer, Transferor and Issuer shall be obligated to consummate the Proposed Sale on the terms and conditions set forth in the Acceptance Notice (subject to any necessary extensions for regulatory or other required approvals to consummate such closing).

(iii) During the Acceptance Period, for purposes of evaluating the Proposed Sale, Transferor, with respect to the Acquired Competing Business, shall provide, or cause to be provided to, Issuer and its Representatives reasonable access to the Representatives of Transferor and the Acquired Competing Business during normal business hours and in a manner that does not unreasonably interfere with business and operations of Transferor and the Acquired Competing Business. Such access shall include access to the Acquired Competing Business’ properties, Contracts, commitments, books, records, financial and operating data and other information, including environmental information, papers, plans and drawings and any report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities Laws. Notwithstanding the foregoing, none of Transferor, the Acquired Competing Business or their respective Subsidiaries, as applicable, shall be required to provide any information to the extent that such information or such access thereto would constitute a waiver of the attorney-client privilege or violate any law or Contract. Issuer will hold, and will cause its respective Subsidiaries to hold, and will direct its and their Representatives to hold, any and all information received from Transferor or the Acquired Competing Business, directly or indirectly, in confidence.

(iv) The closing will be effected by delivery by wire transfer of immediately available funds (and any such non-cash consideration to be paid) to Transferor at the principal office of Issuer against delivery of certificates or other instruments representing the Acquired Competing Business so purchased, appropriately endorsed by Transferor (or other conveyance documentation reasonably requested by the purchaser in the case of uncertificated securities or other acquired assets). If at the end of the Acceptance Period Issuer has not delivered an Acceptance Notice, Transferor may, during the 270 days immediately following the Acceptance Period, sell the Acquired Competing Business that is the subject of the Proposed Sale to a transferee for consideration having a value of not less than 100% of the Proposed Sale Price and on other terms not materially less favorable in the aggregate to Transferor than those contained in the Proposed Sale Notice. Promptly after such sale, Transferor shall notify Issuer of the consummation thereof and shall furnish such written evidence of the completion of such sale and of the terms thereof as may reasonably be requested by Issuer. If Transferor is unable to sell the Acquired Competing Business that is the subject of the Proposed Sale during such 270 days in accordance with the terms set forth in this Section 1(b), then Transferor shall again offer to sell such Acquired Competing Business to Issuer. If Issuer elects to purchase such Acquired Competing Business, Issuer shall be obligated to acquire it at a cash free, debt free price determined by an independent valuation firm mutually selected in good faith by Transferor and Issuer. If Issuer does not elect to purchase such Acquired Competing Business, Transferor may continue to own or operate it notwithstanding any other provisions of this Agreement.

(c) For purposes of this Agreement, “Restricted Business” shall mean (i) the manufacturing, distribution or sale of coated paperboard and/or coated paperboard products in North America (it being acknowledged and agreed that Transferor and its Subsidiaries currently engage in, and shall not be prohibited from continuing to engage in, such activities outside of North America) or (ii) the manufacturing, distribution or sale of fiber-based food container or tableware products (including plates and cups) (or lids therefor), or substitutes therefor, in the case of each of clause (i) and (ii) that are the type of products manufactured, distributed or sold by the Transferred Business prior to Closing, anywhere in the world, but not including Transferor’s existing business in Colombia, which Transferor will make a good faith effort to exit following the Closing. For the avoidance of doubt, pressed plates and bowls shall be considered within the “type” of product for purposes of the Restricted Business.

2. Non-Solicitation of Employees.

(a) During the period commencing on the Closing Date and ending on the date that is the second anniversary of the Closing Date, Transferor shall not, and shall cause its Subsidiaries not to, without the prior written consent of Issuer, directly or indirectly through another Person (i) solicit, induce or attempt to induce any person who is a Business Employee other than those listed on Section 5.14 of the Transferor Disclosure Schedules to leave the employ of such Person or (ii) hire, employ or enter into a consulting agreement with, any person who is or was a Business Employee other than those listed on Section 5.14 of the Transferor Disclosure Schedules, unless such person ceased to be an employee of Issuer or its Subsidiaries three months prior to, or his or her employment was terminated by Issuer or its Subsidiaries at any time prior to, such action by Transferor or any of its Subsidiaries.

(b) Notwithstanding the restrictions set forth in the foregoing Section 2(a), Transferor may hire any Business Employee (including those listed on Section 5.14 of the Transferor Disclosure Schedules) who responds to general solicitations (such as advertisements or headhunter searches) for employment placed by Transferor or any of its Subsidiaries and not specifically targeted at any Business Employee (other than those listed on Section 5.14 of the Transferor Disclosure Schedules).

3. Acknowledgements.

(a) Transferor hereby acknowledges and agrees that Issuer and the Transferred Business would be irreparably damaged if Transferor or its Subsidiaries were to, directly or indirectly, engage in the Restricted Business and that doing so would result in a significant loss of goodwill and value by Issuer and the Transferred Business.

(b) Transferor and Issuer agree that the covenants included in Section 1 and Section 2 are, taken as a whole, reasonable in their geographic and temporal coverage and are necessary to protect the goodwill of the Transferred Businesses, and no party hereto shall raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenant; provided that if the provisions of Section 1 or Section 2 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the minimum extent required by applicable Law to cure such problem and such provisions shall be enforced with such reforms.

(c) The parties hereto acknowledge and agree that in the event of a breach or threatened breach of the provisions of Section 1 or Section 2, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach or threatened breach, the non-breaching party shall have the right and remedy to have the provisions of Section 1 or Section 2 specifically enforced by a court of competent jurisdiction without the requirement of posting a bond or proving actual damages, it being agreed that any breach or threatened breach of Section 1 or Section 2 would cause irreparable injury to the non-breaching party and that money damages alone would not provide an adequate remedy to the non-breaching party, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the non-breaching party at law or in equity (including, without limitation, awards of monetary damages).

4. Miscellaneous.

(a) Assignment. The rights and obligations of the parties hereto under this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and each of their successors and assigns.

(b) Applicable Law; Forum; Waiver of Jury Trial. The provisions of Section 10.6 and Section 10.7 of the Transaction Agreement shall apply to this Agreement mutatis mutandis.

(c) Waiver. At any time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the parties or (ii) subject to the proviso of the first sentence of Section 4(e), waive compliance with any of the agreements contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(d) Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); provided that confirmation of delivery is received, (iii) when sent if sent by e-mail transmission or (iv) five days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the parties at the following addresses (or at such address for a party as will be specified by like notice):

if to Transferor, to:

International Paper Company

6420 Poplar Avenue

Memphis, TN 38197

Attention:    General Counsel

E-Mail:        sharon.ryan@ipaper.com

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:    Jeffrey J. Rosen

                    Michael A. Diz

E-Mail:        jrosen@debevoise.com

                    madiz@debevoise.com

if to Issuer, to:

1500 Riveredge Parkway NW

Suite 100, 9th Floor

Atlanta, GA. 30328

Attention:    Lauren Tashma

E-Mail:        lauren.tashma@graphicpkg.com

with a copy to:

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, GA 30309

Attention:    W. Scott Ortwein

E-Mail:        scott.ortwein@alston.com

Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

(e) Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

(f) Contents of Agreement. This Agreement, together with the other Transaction Agreements, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

(g) Amendment. This Agreement may be amended by the parties hereto at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(h) Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement by Transferor, Issuer will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The parties hereto agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INTERNATIONAL PAPER COMPANY

By:	/s/ C. Cato Ealy
Name: C. Cato Ealy
Title: Senior Vice President
Corporate Development

GRAPHIC PACKAGING INTERNATIONAL PARTNERS, LLC

By:	/s/ Michael P. Doss
Name: Michael P. Doss
Title: President and Chief Executive Officer

[Signature Page to Restrictive Covenants Agreement]